                           REGISTRATION AGREEMENT


         REGISTRATION AGREEMENT, dated as of January 7, 1997 (the "Agreement"), by and among APACHE Medical Systems, Inc., a Delaware corporation (the "Company"), Iowa Health Centers, P.C., an Iowa professional corporation d/b/a Iowa Heart Center, P.C., an Iowa professional corporation ("IHC"), Mercy Hospital Medical Center, an Iowa not-for-profit corporation ("Mercy"), and Mark
A. Tannenbaum, M.D. ("Dr. Tannenbaum" and, together with IHC and Mercy, the "CardioMac Principals").

                                    RECITALS

         A. In connection with the issuance of Series E and Series F Preferred Stock in December 1995, the Company, the holders of all of the outstanding Series of Preferred Stock of the Company and Key Employees (as defined herein) entered into a Registration Agreement, dated as of December 28, 1995 (the "Preferred Registration Agreement"), which amended, restated and superseded the terms of all prior registration agreements and combined all registration provisions applicable to the capital stock of the Company.

         B. In connection with the grant to American Healthcare Systems Purchasing Partners, L.P. ("Purchasing Partners") of options to purchase Common Stock of the Company in consideration of Purchasing Partners' entering into that certain Marketing Agreement, dated as of June 3, 1996, the Company and Purchasing Partners entered into a Registration Agreement, dated as of July 3, 1996 (the "Purchasing Partners Registration Agreement" and, together with the Preferred Registration Agreement, the "Other Registration Agreements").

         C. The Company now wishes to grant registration rights to the CardioMac Principals as permitted by Section 12 of the Preferred Registration Agreement and Section 13 of the Purchasing Partners Registration Agreement in connection with the issuance to the CardioMac Principals of options to purchase up to 150,000 shares of Common Stock of the Company pursuant to the exercise of certain options (the "Options") granted in consideration of the CardioMac Principals' entering into that certain Asset Purchase Agreement, dated as of January 7, 1997, (or such greater or lesser number of shares as to which the 150,000 shares are adjusted pursuant to the terms of the Options).


         1. Definitions. As used in this Agreement, the following terms have the following meanings:

         Common Stock:  The common stock, $.01 par value, of the Company.

         Holder: A holder of Registrable Stock as defined in the Preferred Registration Agreement.
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         Investors:  Collectively, the holders of the Series A Preferred Stock, the Series B Preferred Stock, the Series C Preferred Stock, the Series D Preferred Stock, the Series E Preferred Stock and the Series F Preferred Stock.

         Key Employees: William A. Knaus, Elizabeth A. Draper, Douglas P. Wagner, Jack E. Zimmerman and Gerald E. Bisbee, Jr.

         "Register", "registered" and "registration" refer to a registration effected by filing a registration statement in compliance with the Securities Act and the declaration or ordering by the Commission of effectiveness of such registration statement.

         Registrable Stock: All shares of Common Stock included in the definition of Registrable Stock in the Other Registration Agreements and all shares of Common Stock issued to the CardioMac Principals or issuable upon exercise of the Options.

         Subject Stock: All Registrable Stock held (or to be held after giving effect to exercise of options or warrants) by the CardioMac Principals, Purchasing Partners, the Investors and the Key Employees, other than shares acquired in a distribution pursuant to a registration statement filed by the Company under the Securities Act.

         2. Incidental Registration. If the Company at any time proposes to register any of its securities under the Securities Act (other than a registration effected solely to implement an employee benefit plan or a transaction to which Rule 145 of the Commission is applicable), including registrations made at the request of Purchasing Partners or one or more Holders under the Other Registration Agreements, the Company will each such time give written notice to the CardioMac Principals, Purchasing Partners, all Holders and all Key Employees of its intention so to do. Upon the written request of the CardioMac Principals, Purchasing Partners, a Holder or Holders or a Key Employee or Key Employees (stating the number of shares of Subject Stock to be disposed of thereby and the intended method of disposition) given within 20 days after receipt of any such notice, the Company will use its best efforts to cause all such shares of Subject Stock intended to be disposed of, the CardioMac Principals, Purchasing Partners, the Holders or the Key Employees of which shall have requested registration thereof, to be registered under the Securities Act so as to permit the disposition (in accordance with the methods in said request) by the CardioMac Principals, Purchasing Partners, such Holder or Holders or Key Employee or Key Employees of the shares so registered, subject, however, to the limitations set forth in Section 3.

         3. Limitations on Incidental Registration. If the registration of which the Company gives notice pursuant to Section 2 is for an underwritten offering, only securities which are to be included in the underwriting may be included in the registration. Notwithstanding any provision of Section 2, if the underwriter determines that marketing factors require a limitation of the number of shares to be underwritten, the underwriter may exclude or otherwise limit the number of shares of Subject Stock to be included in the registration and underwriting. In the case of a registration initiated by the Company, the Company shall advise the CardioMac Principals, Purchasing Partners, all Holders and Key Employees (except those Holders and Key Employees who have not indicated to the Company their decision to distribute any of their Subject Stock





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
through such underwriting) of the limitations imposed by the underwriter, and the number of shares of Subject Stock that may be included in the registration and underwriting shall be allocated among the CardioMac Principals, Purchasing Partners, such Holders and Key Employees in proportion, as nearly as practicable, to the respective amounts of Subject Stock owned by (or as to which there is a current vested right to acquire) the CardioMac Principals, Purchasing Partners, such Holders and Key Employees at the time of filing the registration statement. In the case of a registration initiated by Purchasing Partners or one or more Holders under either of the Other Registration Agreements, the Company shall comply with the terms of the Other Registration Statements with respect to allocation of shares of Subject Stock to be included in the underwriting first among Purchasing Partner, the Holders and Key Employees and shall advise the CardioMac Principals of the limitations imposed by the underwriter, and the number of shares of Subject Stock that may be included in the registration and underwriting by the CardioMac Principals shall be limited to such number of shares as is remaining after inclusion of the Subject Stock of Purchasing Partners, all Holders and all Key Employees who wish to distribute their Subject Stock through such registration and underwriting. No Subject Stock excluded from the underwriting by reason of the underwriter's marketing limitation shall be included in such registration. If the CardioMac Principals, Purchasing Partners or any Holder or Key Employee disapproves of any such underwriting, such person may elect to withdraw therefrom by written notice to the Company and the underwriter. The securities so withdrawn from such underwriting shall also be withdrawn from such registration.

         4. Termination of Agreement. The registration rights granted under Section 2 shall terminate as to the CardioMac Principals or any successor of such rights at such time as such person (i) no longer holds or has the right to acquire an aggregate number of shares of Common Stock equal to one percent (1%) or more of the outstanding shares of Common Stock of the Company, and (ii) would then be permitted to sell all of such shares within one three-month period pursuant to Rule 144.

         5.      Designation of Underwriter.

                 (a)      In the case of any registration effected pursuant to
         Section 2 of the Purchasing Partners Registration Agreement, Purchasing Partners shall have the right to designate the managing underwriter in any underwritten offering.

                 (b) In the case of any registration initiated by Holders pursuant to Section 2 of the Preferred Registration Agreement, such Holders shall have the right to designate the managing underwriter in any underwritten offering.

                 (c) In the case of any registration initiated by the Company, the Company shall have the right to designate the managing underwriter in any underwritten offering.





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
         6.      Cooperation by the CardioMac Principals.

                 (a) The CardioMac Principals will furnish to the Company such information as the Company may reasonably require from the CardioMac Principals in connection with the registration statement (and the prospectus included therein).

                 (b) Failure of the CardioMac Principals to furnish the information and agreements described in this Agreement shall not affect the obligations of the Company under the Other Registration Agreements to remaining sellers who furnish such information and agreements, unless in the reasonable opinion of counsel to the Company or the underwriters, such failure impairs or may impair the viability of the offering or the legality of the registration statement or the underlying offering.

                 (c) The CardioMac Principals, to the extent that they have shares included in the registration statement, will suspend (until further notice) further sales of such shares after receipt of telegraphic or written notice from the Company to suspend sales to permit the Company to correct or update a registration statement or prospectus; but the obligations of the Company with respect to maintaining any registration statement current and effective shall be extended by a period of days equal to the period such suspension is in effect.

         At the end of the period during which the Company is obligated to keep the registration statement current and effective as described in the Other Registration Agreements (and any extensions thereof required by the preceding sentence), the CardioMac Principals, to the extent that they have shares included in the registration statement, shall discontinue sales of shares pursuant to such registration statement upon receipt of notice from the Company of its intention to remove from registration the shares covered by such registration statement which remain unsold, and the CardioMac Principals shall (after written request for such notice, describing the information required in the response) notify the Company of the number of shares registered which remain unsold promptly upon receipt of such notice from the Company.

         7. Expenses of Registration. All expenses incurred in effecting any registration pursuant to this Agreement, including, without limitation, all registration and filing fees, printing expenses, expenses of compliance with blue sky laws, fees and disbursements of counsel for the Company and expenses of any audits incidental to or required by any such registration, shall be borne by the Company, except that all underwriting discounts and commissions, if any, shall be borne by the CardioMac Principals, Purchasing Partners, the Holders and the Key Employees holding the securities registered pursuant to such registration, pro-rata according to the quantity of their securities so registered.

         8.      Indemnification.

                 (a) To the extent permitted by law, the Company will indemnify the CardioMac Principals, each agent, officer and director of a CardioMac Principal, each person controlling a CardioMac Principal, and each underwriter and selling broker of the securities so registered (collectively, "Representative" and collectively with the





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
         CardioMac Principals, each such agent, officer, director or person, "Indemnitees") against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances in which they were made, or any violation by the Company of any rule or regulation promulgated under the Securities Act and any state law applicable to the Company and relating to action or inaction required of the Company in connection with any such registration, qualification or compliance, and will reimburse each such Indemnitee for any legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided, however, that the Company will not be liable to any Indemnitee in any such case to the extent that any such claim, loss, damage or liability is caused by any untrue statement or omission so made in strict conformity with written information furnished to the Company by an instrument duly executed by such Indemnitee and stated to be specifically for use therein and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement becomes effective or in the amended prospectus filed with the Commission pursuant to Rule 424(b) (the "Final Prospectus"), such indemnity agreement shall not inure to the benefit of any Representative, if a copy of the Final Prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that the indemnity agreement contained in this subsection 8(a) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the Company, which consent shall not be unreasonably withheld.

                 (b) To the extent permitted by law, the CardioMac Principals and each underwriter of the securities registered will indemnify each other, the Company and its officers and directors and each person, if any, who controls any thereof within the meaning of
         Section 15 of the Securities Act and their respective successors against all claims, losses, damages and liabilities (or actions in respect thereof) arising out of or based on any untrue statement (or alleged untrue statement) of a material fact contained in any prospectus, offering circular or other document incident to any registration, qualification or compliance (or in any related registration statement, notification or the like) or any omission (or alleged omission) to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances in which they were made; and will reimburse the Company and each other person indemnified pursuant to this paragraph 8(b) for all legal and any other expenses reasonably incurred in connection with investigating or defending any such claim, loss, damage, liability or action, provided, however, that this paragraph 8(b) shall





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         apply only if (and only to the extent that) such statement or omission was made in reliance upon and in strict conformity with written information (including, without limitation, written negative responses to inquiries) furnished to the Company by an instrument duly executed by the CardioMac Principals or such underwriter and stated to be specifically for use in such prospectus, offering circular or other document (or related registration statement, notification or the like) or any amendment or supplement thereto and except that the foregoing indemnity agreement is subject to the condition that, insofar as it relates to any such untrue statement (or alleged untrue statement) or omission (or alleged omission) made in the preliminary prospectus but eliminated or remedied in the amended prospectus on file with the Commission at the time the registration statement becomes effective or in the Final Prospectus, such indemnity agreement shall not inure to the benefit of (i) the Company and (ii) any Representative, if a copy of the Final Prospectus was not furnished to the person or entity asserting the loss, liability, claim or damage at or prior to the time such furnishing is required by the Securities Act; provided, further, that this indemnity shall not be deemed to relieve any underwriter of any of its due diligence obligations; provided, further, that the indemnity agreement contained in this subsection 8(b) shall not apply to amounts paid in settlement of any such claim, loss, damage, liability or action if such settlement is effected without the consent of the CardioMac Principals, which consent shall not be unreasonably withheld; and provided, further, that the obligations of the CardioMac Principals shall be limited to an amount equal to the proceeds to the CardioMac Principals of the Subject Stock sold by them as contemplated herein, unless such claim, loss, damage, liability or action resulted from the CardioMac Principals' fraudulent misconduct.

                 (c) Each party entitled to indemnification hereunder (the "indemnified party") shall give notice to the party required to provide indemnification (the "indemnifying party") promptly after such indemnified party has actual knowledge of any claim as to which indemnity may be sought, and shall permit the indemnifying party (at its expense) to assume the defense of any claim or any litigation resulting therefrom, provided that counsel for the indemnifying party, who shall conduct the defense of such claim or litigation, shall be satisfactory to the indemnified party, and the indemnified party may participate in such defense at such party's expense, and provided, further, the omission by any indemnified party to give notice as provided herein shall not relieve the indemnifying party of its obligations under this Section 8, except to the extent that the omission results in a failure of actual notice to the indemnifying party and such indemnifying party is damaged solely as a result of the failure to give notice. No indemnifying party, in the defense of any such claim or litigation, shall, except with the consent of each indemnified party, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such indemnified party of a release from all liability in respect to such claim or litigation.

                 (d) The reimbursement required by this Section 8 shall be made by periodic payments during the course of the investigation or defense, as and when bills are received or expenses incurred.





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
                 (e) The obligation of the Company under this Section 8 shall survive the completion of any offering of Subject Stock in a registration statement under this Agreement, or otherwise.

         9.      Rights Which May Be Granted to Subsequent Investors.

                 (a)      Within the limitations prescribed by this paragraph
         (a), but not otherwise, the Company may grant to subsequent investors in the Company and to persons who as of the date hereof are holders of Common Stock or holders of options to purchase Common Stock rights of incidental registration (such as those provided in Section 5). Such rights may only pertain to shares of Common Stock, including shares of Common Stock into which any other securities may be converted. Such rights may be granted with respect to (i) a registration requested by Purchasing Partners pursuant to Section 2, but only in respect to that portion of such registration as remains available after inclusion of all Registrable Stock requested by Purchasing Partners, Holders and Key Employees, (ii) registrations initiated by the Company, but only in respect of that portion of such registration as is available under the limitations set forth in Section 3 (which limitations shall apply pro-rata to the CardioMac Principals, Purchasing Partners, all Holders and Key Employees (to the extent Purchasing Partners and such Holders and Key Employees still have rights under the Other Registration Agreements)), and such rights shall be limited in all cases to sharing pro-rata in the available portion of the registration in question with the CardioMac Principals, Purchasing Partners, Holders and Key Employees, such sharing to be based on the number of shares of Common Stock held or to be held by the CardioMac Principals, Purchasing Partners, Holders and Key Employees and held or to be held by such other investors, plus the number of shares of Common Stock into which other securities held by such other investors are convertible, which are entitled to registration rights, and (iii) registrations requested by Holders under the Other Registration Agreement, but only with respect to that portion of such registration as remains available after inclusion of all Registrable Stock requested by Holders, Key Employees and Purchasing Partners. With respect to registrations which are for underwritten public offerings, "available portion" shall mean the portion of the underwritten shares which is available as specified in clauses (i), (ii) and (iii) of the third sentence of this paragraph (a). Shares not included in such underwriting shall not be registered.

                 (b) The Company may grant to subsequent investors in the Company rights of registration upon request (such as those provided in Section 2 of the Other Registration Agreements), to the extent so permitted in the Other Registration Agreements.

         10. Transfer of Registration Rights. The registration rights granted to the CardioMac Principals under this Agreement may not be transferred, except that the CardioMac Principals may assign and transfer such rights to underwriters of the Subject Stock.

         11. "Stand-Off" Agreement. In consideration for the Company performing its obligations under this Agreement, the CardioMac Principals agree for a period of time (not to





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exceed 180 days) from the effective date of any registration of securities of the Company (upon request of the Company or of the underwriters managing any underwritten offering of the Company's securities) not to sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Registrable Stock, other than shares of Registrable Stock included in the registration, without the prior written consent of the Company or such underwriters, as the case may be, provided that all officers and directors of the Company, Purchasing Partners and each Holder who is then entitled to registration rights under the Other Registration Agreements and each holder of more than 5% of the outstanding Common Stock shall enter into similar agreement.

         12. Delay of Registration. The CardioMac Principals shall have no right to take any action to restrain, enjoin, or otherwise delay any registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Agreement.

         13. Notices. All notices, requests, consents and other communications herein (except as stated in the last sentence of this Section
13) shall be in writing, and shall be mailed by first-class or certified mail, postage prepaid, delivered by Federal Express or similar overnight courier, or personally delivered, as follows:

                 If to the Company:

                 Apache Medical Systems, Inc.
                 1650 Tysons Boulevard - Suite 300
                 McLean, Virginia  22102-3915
                 Attention:  Gerald E. Bisbee, Jr., Ph.D., Chairman and Chief
                   Executive Officer

                 with a copy to:

                 Gardner, Carton & Douglas
                 321 North Clark Street - Suite 3200
                 Chicago, Illinois  60610
                 Attention:  Nancy M. Borders


                 If to CardioMac Principals:

                 Iowa Health Centers, P.C.,
                 d/b/a Iowa Heart Center, P.C.
                 411 Laurel Street, Suite 3250
                 Des Moines, Iowa 50314
                 Attn:  Daniel C. Aten Administrator





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                 Mercy Hospital Medical Center
                 Sixth and University
                 Des Moines, Iowa  50314
                 Attn: Thomas A. Reitinger, President


                 Mark A. Tannenbaum, M.D.
                 1705 Plum Thicket Lane
                 West Des Moines, Iowa  50266


                 With a copy to:
                 Belin Harris Lamson McCormick
                    A Professional Corporation
                 2000 Financial Center
                 Des Moines, Iowa  50309
                 Attn:  Quentin R. Boyken

or such other addresses as each of the parties hereto may provide from time to time in writing to the other party.

         14. Conflict with Other Agreements. The terms of this Agreement shall be binding upon the parties hereof notwithstanding any conflicting provision in any other agreement to which either is a party.

         15. Modifications; Waiver. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated unless effected by a writing executed and delivered by the Company and each of the CardioMac Principals.

         16. Entire Agreement. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof, and supersedes all negotiations, agreements, representations, warranties, commitments, whether in writing or oral, prior to the date hereof.

         17. Successors. All of the terms of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective successors of the parties hereto, including, without limitation the estate of Dr. Tannenbaum.

         18. Execution and Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and such counterparts together shall constitute one instrument.

         19. Governing Law and Severability. This Agreement shall be governed by the laws of the State of Delaware as applied to agreements entered into and to be performed entirely within Delaware. In the event any provision of this Agreement or the application of such provision to any party shall be held by a court of competent jurisdiction to be contrary to law, the remaining provisions of this Agreement shall remain in full force and effect.





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         20.     Headings.  The descriptive headings of the Sections hereof and the Schedules hereto are inserted for convenience only, and do not constitute a part of this Agreement.

         This Agreement is hereby executed as of the date first above written.

                                  APACHE MEDICAL SYSTEMS, INC.


                                  By:
                                      --------------------------------
                                  Name:
                                  Title:

                                  IOWA HEALTH CENTERS, P.C.,
                                  D/B/A IOWA HEART CENTER, P.C.
                                  By:

                                  By:
                                      --------------------------------
                                  Name:
                                  Title:

                                  MERCY HOSPITAL MEDICAL CENTER
                                  By:

                                  By:
                                      --------------------------------
                                  Name:
                                  Title:


                                  ------------------------------------
                                  MARK A. TANNENBAUM, M.D.




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